Exhibit 99.1

American Natural Energy Corporation Announces Completion of Debenture Repurchase

Tulsa, Oklahoma, October 1, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has completed the repurchase of the outstanding 8% Secured Debenture debt and accrued interest totaling $3.7 million previously announced on July 23, 2009.

Since completing a $2 million private placement of common shares in July 2009 and the completion of the transaction announced today, ANEC has retired a total of $10.825 million in secured debentures, eliminated approximately $2.9 million in accrued interest and approximately $2.2 million in accounts payable and accrued liabilities and assumed operations of its Bayou Couba field.

Since assuming operations of the Bayou Couba field, daily production has been increased to approximately 150 barrels of oil per day with the implementation of field operating efficiencies. ANEC plans to commence recompletion of behind pipe zones in 3 wells during October and to commence development drilling opportunities before the end of the year.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.

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